Exhibit 2
IRREVOCABLE PROXY
     This IRREVOCABLE PROXY (“Proxy”) is granted as of March __, 2011 (the “Effective Date”) by the undersigned stockholder (“Stockholder”) of Affirmative Insurance Holdings, Inc., a Delaware corporation (the “Company”) to New Affirmative LLC, a Delaware limited liability company (“New Affirmative”).
Recitals:
     WHEREAS, as of the Effective Date, New Affirmative owns over fifty percent (50%) of the Company’s outstanding $0.01 par value common voting stock (the “Common Stock”);
     WHEREAS, in accordance with the prior direction and approval of the Company’s Compensation Committee, Stockholder was awarded ________ Thousand (__________) shares of Common Stock, on March __, 2011, subject to certain vesting and other restrictions (the “Covered Shares”), as set forth in a separate restricted stock award agreement of even date herewith (the “Restricted Stock Award Agreement”); and
     WHEREAS, Stockholder has the right to vote each of the Covered Shares on matters presented to the Company’s shareholders for approval, and wishes to assign his aggregate voting rights with respect to such shares to New Affirmative on the terms and conditions set forth in this Proxy.
     NOW, THEREFORE, Stockholder grants this Proxy to New Affirmative in accordance with the following terms:
1. Grant of Proxy. At all times during the Term (as hereinafter defined) of this Proxy, Stockholder hereby: (i) irrevocably grants to, and appoints, New Affirmative, and any person designated in writing by New Affirmative, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote all of the Covered Shares (as hereinafter defined) or grant a consent or approval in respect of the Covered Shares, in accordance with the terms of this Proxy, (ii) revokes any and all proxies heretofore given in respect of the Covered Shares and (iii) affirms that the irrevocable proxy set forth herein is given in connection with and as a condition to the issuance of the Covered Shares to Stockholder under Stockholder’s Restricted Stock Award Agreement. Stockholder hereby further affirms that this Proxy is coupled with an interest, is intended to be irrevocable specifically in accordance with the provisions of Section 212 of the Delaware General Corporation Law and may under no circumstances be revoked. Without limiting the generality of the foregoing, if for any reason the irrevocable nature of this Proxy is adjudicated to be invalid by any court of competent jurisdiction, Stockholder agrees to vote the Covered Shares in accordance with the direction of New Affirmative on any matter presented for the vote of the Company’s stockholders.
The attorneys-in-fact and proxies named above are hereby authorized and empowered by Stockholder at any time after the date hereof to act as Stockholder’s attorney-in-fact and proxy to vote the Covered Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Covered Shares at every annual, special, adjourned or postponed meeting of the stockholders of the Company and in every written consent in lieu of such a meeting (including, without limitation, the power to: (i) execute and deliver written consents, (ii) waive notice of any annual or special meeting of the stockholders of the Company and (iii) call meetings of the stockholders of the Company). Stockholder agrees that he shall not commit or agree to take any action inconsistent with or contrary to the foregoing. Any shares of the Company’s Common Stock that may be owned by Stockholder that are not Covered Shares are expressly excluded from coverage under this Proxy.
2. Term and Termination. The term (the “Term”) of the proxy granted hereunder and the obligations of Stockholder under this Proxy shall commence on the Effective Date (this Proxy being executed by Stockholder contemporaneously with his Restricted Stock Award Agreement), and shall be effective for so long as Stockholder is an employee or a director of the Company and for up to an additional number of days thereafter as may be necessary for the Company to complete the purchase of any Covered Shares from Stockholder pursuant to any option right as may be otherwise set forth in the Restricted Stock Award Agreement (the “Option Period”). This Proxy shall terminate upon the earliest of: (i) the expiration of any Option Period as may be set forth in the Restricted Stock Award Agreement, (ii) the date that New Affirmative ceases to maintain majority voting control of the Company, where such control is maintained: (a) through direct ownership of shares of the Company’s Common Stock, (b) as a result of having received dispositive voting power over another stockholder’s shares of Common Stock via proxy or otherwise or (c) a combination of (ii)(a) and (ii)(b), or (iii) the mutual agreement of New Affirmative and Stockholder; provided, however, that nothing in this Proxy shall relieve Stockholder from liability for any breach of this Proxy occurring during the Term of this Proxy.
3. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or other rights of Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately and/or proportionally, and (ii) this Proxy and Stockholder’s obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder pursuant to Section 3(i) relative to any or all of the Covered Shares.
4. Stockholder Covenant re: Disposition of Covered Shares. Stockholder hereby covenants and agrees that during the Term of this Proxy, except as otherwise contemplated in this Section 4, Stockholder shall not: (i) transfer, offer to transfer or consent to any transfer of any or all of the Covered Shares or any interest therein without the prior written consent of New Affirmative, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all Covered Shares or any interest therein (except as otherwise set forth in the Restricted Stock Award Agreement, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) take any other action that would make any representation or warranty of Stockholder contained in this Proxy untrue or incorrect in any material respect. Any attempted transfer of Covered Shares or any interest therein in violation of this Section 4 shall be null and void. This Section 4 shall not prohibit a transfer of the Covered

Shares by Stockholder (consistent with the terms of Stockholder’s Restricted Stock Award Agreement): (a) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (b) upon the death of Stockholder or (c) to any third party in connection with a pledge of some or all of the Covered Shares in any transaction involving the discharge of any personal tax liability of Stockholder with respect to the receipt and vesting of such Covered Shares; provided that any transfer referred to in 4(a) or 4(c) above shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to New Affirmative, to be bound by all of the terms of this Proxy. Accordingly, any obligation of Stockholder hereunder relative to the Covered Shares shall be binding upon Stockholder’s successors and assigns.
5. Stockholder Representations. Stockholder makes the following representations:
5.1 Title. Stockholder is the sole Beneficial Owner (as that term is defined under Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended) of the Covered Shares, and the Covered Shares constitute all of the shares of the Company’s Common Stock issued to and beneficially owned by him under the Restricted Stock Award Agreement on the date hereof. Stockholder has all necessary voting power with respect to the Covered Shares that are set forth and described in this Proxy, and Stockholder is not subject to any limitations, qualifications or restrictions on such voting rights, subject only to applicable securities laws and the terms of this Proxy.
5.2 Due Execution and Delivery. This Proxy has been duly and validly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. None of the Covered Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Covered Shares.
5.3 No Conflict or Default. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or to Stockholder’s property or assets.
5.4 No Limitation. Nothing in this Agreement shall be construed to prohibit Stockholder, who is an officer and member of the Board of Directors of the Company, from taking any action solely in his capacity as an officer and member of the Board of Directors.
5.5 No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any governmental entity that could reasonably be expected to impair the ability of Stockholder to grant this Proxy with respect to the Covered Shares.

5.6 Specific Performance. Stockholder acknowledges and agrees that irreparable damage to New Affirmative would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Proxy were not fully performed by Stockholder in accordance with its specific terms or were otherwise breached. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by New Affirmative. Accordingly, Stockholder acknowledges and herewith agrees that in the event of any breach or threatened breach by Stockholder of any of its covenants or obligations set forth in this Proxy, New Affirmative shall be entitled, as its sole remedy, to seek and obtain: (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.
5.7 Submission to Jurisdiction. Stockholder unconditionally acknowledges and agrees that he: (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware for any actions, suits or proceedings arising out of or relating to this Proxy or the transaction contemplated hereby, (ii) agrees not to commence any action, suit or proceeding relating thereto except in such court and in accordance with the provisions of this Proxy, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any such action, suit or proceeding brought against him in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which he may now or hereafter have to the laying of venue of any such action, suit or proceeding in such courts and (v) agrees not to plead or claim in any court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Stockholder agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Proxy will affect the right of New Affirmative to serve process on Stockholder in any other manner permitted by law.
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IN WITNESS WHEREOF, Stockholder has executed this Proxy as of the Effective Date.

STOCKHOLDER:

Name:
Address:

Proxy Accepted as of the Effective Date. NEW AFFIRMATIVE LLC
By:
Name:
Title:
	Address:	717 Fifth Avenue 26th Floor New York, New York 10022

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